Exhibit 10.2
INTERIM SERVICING AGREEMENT
     This Interim Servicing Agreement (this “Servicing Agreement”) is entered into as of this 15 day of September, 2008 (the “Effective Date”), by and between U.S. Bank National Association ND, d/b/a Elan Financial Services (“Purchaser”) and Columbia River Bank, 401 East Third Street, Suite 200, The Dalles, OR 97058 (“Seller”).
     WHEREAS, Purchaser and Seller entered into a Credit Card Account Purchase Agreement (the “Purchase Agreement”) dated September 25, 2008, (the “Acquisition Date”) pursuant to which Purchaser agreed to acquire, and on the Acquisition Date did acquire, Accounts from Seller; and
     WHEREAS, the transfer of the Accounts to Purchaser’s systems will not occur until the Conversion Date; and
     WHEREAS, Seller, either by itself or through a third party vendor, has agreed to service the Accounts and be responsible for the cost and management of such Accounts as described in the Purchase Agreement, on behalf of Purchaser during the Interim Servicing Period, pursuant to the terms set forth in this Servicing Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Servicing Agreement, and for other good and valuable consideration, Purchaser and Seller agree as follows:
AGREEMENT
I. DEFINITIONS
A.	For purposes of this Servicing Agreement and except as otherwise specifically set forth in the text of this Servicing Agreement, capitalized terms shall have the meanings specified in Exhibit A, attached hereto and incorporated by reference.
B.	Capitalized terms used herein and not defined herein shall have the meanings specified in the Purchase Agreement. Provided however, if there is a conflict between the definition ascribed to a capitalized term defined herein and the same term as defined in the Purchase Agreement, the definition set forth in this Servicing Agreement shall control for purposes of this Servicing Agreement and any Exhibits and Schedules attached hereto or referenced in this Servicing Agreement.
C.	All terms defined in this Servicing Agreement shall have the same meaning in any Exhibits attached to or referenced in this Servicing Agreement.
D. Other terms defined herein shall have the meanings set forth in the context of use.
II. MECHANICS OF INTERIM SERVICING
A.	Servicing of Accounts. During the term of this Servicing Agreement, Seller shall cooperate fully with Purchaser in connection with the sale and transfer of the Accounts. Seller shall administer the Accounts and Receivables and perform all Services under this Servicing Agreement with reasonable and ordinary care, using that degree of skill and attention that Seller has exercised with respect to the Accounts and Receivables prior to the date of this Servicing Agreement and currently exercises with respect to the administering and servicing of other credit card accounts of Seller, and shall administer the Accounts and Receivables and perform all Services in accordance with Seller’s Policies and Procedures, the provisions of this Servicing Agreement and applicable Requirements of Law. Seller shall not change Seller’s Policies and Procedures with respect to the Services to be provided under this Servicing Agreement, except as may be required by Requirements of Law or as otherwise agreed by Seller and Purchaser in writing. Seller shall retain staff consisting of employees who currently service the Purchaser’s portfolio to service the Accounts throughout the Interim Servicing Period and for an additional period of sixty (60) days after the Conversion Date sufficient to support a smooth transition of the Accounts to Purchaser. Except as otherwise provided for in this Servicing Agreement, the Purchase Agreement or as requested by Purchaser, Seller (or Seller’s third party vendor) as part of the Services to be provided to Purchaser shall perform the following:
1.	Provide fraud risk management processing.

2.	Timely and accurately post all payments (including recovery payments), transactions (which includes purchases, balance transfers and cash advances), fees, adjustments and interest to the Accounts.

3.	Provide voice and electronic authorization services with respect to Cardholder transactions.

4.	Provide daily net settlement functions with the National Association.

5.	Continue to pursue bankruptcy and deceased proceedings.

6.	Promptly process chargebacks, credits, credit disputes and other transactions.

7.	Prior to the Conversion Date, use best efforts to clear any suspense account entries relating to payments or any chargebacks for the Accounts.

8.	Accurately prepare and mail, in a timely fashion after each billing cycle, a monthly statement for each Account that provides for transaction billing, with a payment stub with a pre-addressed return envelope for the mailing of remittances by Cardholders including sample statements to Accounts provided by Purchaser.

9.	In cooperation with Purchaser, and at Purchaser’s expense, provide inserts or message space on the monthly statements, as reasonably requested by Purchaser, upon forty (40) days’ prior written notice to Seller, so that notices (such as the Gramm-Leach-Bliley Act (“GLBA”) privacy notification(s) to Cardholders and other notices that may be reasonably desirable or required by Requirements of Law) may be inserted or printed on the statements.

10.	Continue to provide monthly updates of the status of all Accounts to a major credit reporting agency.

11.	Provide for the receipt by telephone and in writing of Cardholder reports of any lost, stolen or mutilated Credit Cards provided in connection with the Accounts, and for the replacement of such Credit Cards when requested, and in the case of any lost or stolen Credit Cards, provide for the reassignment of Account numbers and the notification of appropriate authorities or information bureaus of the reported lost or stolen status of such Credit Cards.

12.	Process and document applications for increases in credit lines and reinstatements on existing Accounts, and send credit approvals or rejection decisions to Cardholders either through the Cardholder statements or in separate letters.

13.	As part of the Services relating to collections:
a.	regardless of whether an Account is included on a recourse list, continue Seller’s existing collection procedures that are in place for all Accounts for which payment is past due, including without limitation, the charge off of any such Account by Seller and the existing collection procedures for unpaid checks tendered for cash payment; provided, that Seller shall not place any Account on fixed pay, approve a consumer credit counseling service payment plan or enter into any reaffirmation agreement or arrangement without Purchaser’s prior written consent (Accounts so affected being “Affected Accounts”);

b.	file any court documents relating to collection services in the Purchaser’s name;

c.	if requested by Purchaser, refer Accounts to outside collection agencies selected by Purchaser and provide monthly reporting to Purchaser; provided, however, that Seller will not be required to (and without Purchaser’s written consent will not) commence legal action against any Cardholder; and

d.	prepare and submit to Purchaser reports prepared by Seller in the ordinary course of business in connection with collection activities or as agreed to between the Purchaser and Seller.
14.	In response to Cardholder requests:
a.	answer telephone, electronic or written inquiries from Cardholders with respect to their Accounts by Cardholder service representatives and maintain toll-free telephone service for this purpose;

b.	respond appropriately to all governmental and Cardholder complaints or inquiries by (i) providing Cardholder complaint management services and responding to all agency and regulatory complaints pursuant to regulatory timeframes; (ii) providing Purchaser with a copy of both the complaint and the response to the complaint for any agency or regulatory correspondence during the Interim Servicing Period; (iii) forwarding to Purchaser on the Conversion Date in a mutually agreeable and commercially reasonable format all regulatory complaint related research and file correspondence not previously provided; and (iv) making available any additional Cardholder correspondence that is necessary post-conversion in order to assist Purchaser in resolving further Cardholder issues;

c.	make any authorized and authenticated changes to name and address records, as requested by a Cardholder;

d.	resolve any merchandise or billing disputes arising out of Cardholder inquiries in a timely manner;

e.	credit refunds to Accounts on behalf of Purchaser;

f.	supply additional Account convenience checks and Credit Cards as ordered by Cardholder(s); and

g.	research and provide photocopies of receipts as requested by Cardholders.
15.	Provide such other services as Purchaser may reasonably request.
B.	Account Credit Balances. Seller will ensure that no Account will have a credit balance that has been requested in writing to be refunded for which the request has been outstanding for seven (7) or more Business Days, or have a credit balance that has not been requested in writing to be refunded that has been in existence for more than ninety (90) days.
C.	Cardholder Service Matters. Seller agrees that: (i) any pre-compliance case, pre-arbitration case, incoming compliance case, or incoming arbitration case on the Accounts (all cases presented pursuant to National Association dispute and chargeback rules and procedures) that is received by Seller within the ten (10) day period prior to the Conversion Date for which the date the Seller must respond is after the Conversion Date shall be promptly forwarded to Purchaser for decisioning and processing; and (ii) without Purchaser’s consent, Seller shall not accept any resolution (i.e., that Seller or Cardholder will be liable) of any pre-

compliance case, pre-arbitration case, incoming compliance case, or incoming arbitration case for which the date the Seller must respond is within the ten (10) day period prior to the Conversion Date.

D.	Marketing. Purchaser may, in its sole discretion, decide to develop additional Account management programs or make changes to existing programs. Seller agrees to assist Purchaser in the execution of such efforts. Purchaser is responsible for all costs associated with additional Account management programs. Seller is responsible for all status quo costs associated with existing Account management programs.

E.	Transfer Activities. Both parties shall designate one or more individuals within their own organizations to act as the primary contact, who shall be familiar with this Servicing Agreement and the sale of the Accounts to be Sold. Seller and Purchaser shall schedule and attend meetings necessary to ensure compliance with the parties’ obligations under this Servicing Agreement, and shall establish and adhere to the timelines described in this Servicing Agreement. Should Seller be party to an agreement with a third party who is performing any functions related to the Accounts to be Sold (including, but not limited to processing or reward administration), Seller shall work with such third party to ensure administration of the servicing of Accounts continues as usual until such time as the Accounts are transferred to Purchaser’s systems.

F.	Reports. In addition to other reports referenced herein, Seller will provide monthly portfolio summary reports to Purchaser, either electronically or by fax, containing information on the performance of Accounts as well as the reward points redeemed and earned.

G.	Account Rewards Program Administration. If the Accounts are subject to a rewards program, Purchaser and Seller agree that the administration of the rewards program during the Interim Servicing Period will be accomplished pursuant to the following terms:
1.	Seller shall continue to provide Seller’s Account Benefits during the Interim Servicing Period. Seller shall maintain Seller’s Account Benefits as close to the Conversion Date as possible. Purchaser may communicate with Cardholders about Purchaser’s Account Benefits at anytime prior to cancellation or termination of Seller’s Account Benefits or the Conversion Date. Purchaser will consult with Seller to ascertain the applicable timelines for such communications.

2.	Purchaser acknowledges that Seller may have within its credit card portfolio a segment of Accounts which carry reward points earned through the use of an account (“Reward Card Accounts”). These points can be redeemed for certain rewards (including, but not limited to cash, merchandise or travel) and have specific rules governing the earning and redemption of such points. Purchaser, as of the Conversion Date, intends to replace the Seller’s Reward Card Accounts program (“Seller’s Program”) with Purchaser’s Reward Card Accounts program (“Purchaser’s Program”) for those Reward Card Accounts that are open and in good standing. Each party will have the following responsibilities as they relate to the administration and funding of the reward account programs during the Interim Servicing Period:
a.	Seller shall maintain the Seller’s Program during the Interim Servicing Period including, but not limited to, maintaining the Accounts’ ability to earn cash rewards and points for net purchases and the Cardholders’ ability to redeem points; provided that in the event that Seller’s vendor has the right to terminate Seller’s Program prior to the Conversion Date, Seller shall promptly advise Purchaser of such termination right and take commercially reasonable actions to ensure that Purchaser is able to communicate Purchaser’s Program to Cardholders prior to termination.

b.	Seller is liable for Seller’s Program points and for the cost of the possible redemption of such points prior to the Acquisition Date. Purchaser is liable for outstanding Reward Card Accounts program costs on and after the Acquisition Date, which include points accruing and redemption of points, on and after the Acquisition Date of such Accounts. Seller’s sole financial liability in relation to Reward Card Accounts during the Interim Servicing Period is limited to the servicing costs associated with Reward Card Accounts.

c.	Seller is liable for payment of cash rewards of Cardholders earned and not paid prior to the Acquisition Date and remittance of cash rewards to Cardholders after the Conversion Date in accordance with the provisions of Section III.B.2. of the Purchase Agreement.

d.	Seller shall provide to Purchaser the reports specified in Section III.B.3. of the Purchase Agreement with respect to Seller’s Program.
H.	Third Party Vendors. Seller may engage third party vendors as necessary for the provision of services under this Servicing Agreement, however, Seller agrees that it is responsible for managing the relationship as well as liable for any costs associated with the third party vendor’s services. Further, Seller agrees that it is liable to Purchaser for the third party’s negligence or willful misconduct in connection with its performance under this Servicing Agreement. During the Interim Servicing Period, Seller may change any third party vendors involved in the provision of services under the Servicing Agreement, subject to Purchaser’s prior written approval.
I.	Power of Attorney. Purchaser appoints and empowers Seller as its true and lawful attorney-in-fact, with full power of substitution for the term of this Servicing Agreement, to endorse any checks or other instrument made payable to Seller and submitted as payment on any Account for deposit on Purchaser’s behalf. Throughout the term of this Servicing Agreement, this power of attorney is deemed to be a power coupled with an interest and is irrevocable.
J.	Repurchase. Upon demand by Purchaser, Seller shall repurchase any Affected Account(s) with respect to which it has engaged in the activities described in Section II.A.13.a. without the prior written consent of Purchaser. Seller shall repay to Purchaser the Principal Balance of said Affected Account(s) as of the repurchase date and, at Purchaser’s discretion, in addition to the Principal Balance, the Premium for such Affected Account(s), minus the revenue Purchaser collected on such Affected Account(s). The terms of Section II.C.3 of the Purchase Agreement shall apply to the repurchase of Affected Accounts. Seller’s obligation to repurchase Affected Accounts shall continue for one year after Purchaser obtains knowledge of Seller’s actions giving rise to such Affected Accounts.
III. COMPENSATION, EXPENSES AND SETTLEMENT
A.	Compensation and Expenses. During the term of this Servicing Agreement, Purchaser agrees to compensate Seller at a rate of three dollars ($3.00) per Active Account, as defined below, per month for processing and administration of the Plan from the Acquisition Date to the Conversion Date, and Purchaser is entitled to receive all credits received on an Account (including but not limited to payments from Cardholders and merchant credits) during the Interim Servicing Period. Notwithstanding the foregoing, in the event the Accounts are not transferred within seven (7) months from the Acquisition Date due to a delay caused solely by Seller, Purchaser will not be required to further compensate Seller as set forth in this Section III.A. If the Accounts are not transferred within seven (7) months from the Acquisition Date due to Purchaser’s delay, Purchaser agrees to compensate Seller at an increased rate of $4.00 per Active Account per month from the start of the seventh month after the Acquisition Date to the Conversion Date. For purposes of this Servicing Agreement, “Active Account” is defined as an Account that has a debit or credit balance at any time during a billing cycle within the Interim Servicing Period, as shown on Seller’s system generated, daily management reports relative to the Accounts. Partial month processing and administration of the Plan fees will be pro-rated to accommodate mid-month processing periods. Seller is liable for and shall pay all invoices submitted by Seller’s third party processor.
B.	National Association Fees, Dues and Assessments. Seller is liable for all monthly and quarterly National Association fees, dues and assessments associated with Cardholder activity specific to the Accounts that occur prior to the Acquisition Date, but is not liable for any National Association fees, dues and assessments associated with activity that occurs between the Acquisition Date and the Conversion Date. Seller shall pay the monthly or quarterly National Association fees, dues and assessments for which Purchaser is liable. Once Seller provides all necessary information for Purchaser to determine the amount to be reimbursed, Purchaser will disclose the reimbursement amount to Seller, and Seller shall then provide its approval or disapproval within five (5) Business Days. If Seller approves the reimbursement amount, then Purchaser will reimburse Seller within five (5) Business Days after Purchaser’s receipt of such approval. If Seller fails to provide Purchaser with approval or disapproval, within five (5) Business Days after Seller’s receipt of such notice, Seller shall be deemed to have approved the reimbursement amount and Purchaser will reimburse Seller for the disclosed amount. Purchaser will not be obligated to reimburse Seller if Purchaser does not receive the necessary information from Seller within ninety days from the end of the then current quarter.

C.	Settlement.
1.	Seller shall prepare and send to Purchaser a report that reflects any Account posted activity from the prior week. Seller shall forward the report electronically, by fax, or overnight via secured courier approved by Purchaser one (1) Business Day following the prior week’s Account posted activity.

2.	Purchaser shall prepare a weekly settlement statement (the “Weekly Settlement Statement”) reflecting the Account credits and debits, as well as other information listed in Exhibit B, from the prior week’s posted activity. Purchaser shall transmit the Weekly Settlement Statement to Seller electronically or by fax within seven (7) Business Days after Purchaser receives all of the required information from Seller in order to prepare the Weekly Settlement Statement and Seller will promptly forward to Purchaser all bankruptcy petitions not previously provided to Purchaser. More specifically, the Weekly Settlement Statement will reflect:
a.	the aggregate amount paid by Seller that week with respect to Credit Card purchases on the Accounts and cash advances on the Accounts;

b.	the aggregate amount of funds received by Seller on behalf of Purchaser as payments on the Receivables plus miscellaneous fee activity received by Seller in that week, and, if there are charged-off Accounts as part of the weekly settlement, Account level detail of the charged-off Accounts.
3.	If the difference between 2.a. and 2.b. above is positive (i.e., the amount computed under a. exceeds the amount computed under b.), Purchaser will pay the amount of the difference to Seller. If the difference is negative, Seller will pay the amount of the difference to Purchaser. The party owing the amount will provide the other party with the amount computed for that other party’s review and approval. Such review and approval must be completed within two (2) Business Days. If approved, or if the other party fails to provide its approval or disapproval within the two-day timeframe, the party owing the amount will pay the amount by wire transfer of immediately available funds within two (2) Business Days from the date that Purchaser provides the related Weekly Settlement Statement to Seller.

4.	Each month, within seven (7) Business Days from the date Purchaser receives all of the necessary information from Seller, Purchaser will determine the amount of the monthly settlement, which will include: (a) interchange income; (b) the compensation Purchaser owes Seller according to Schedule A of the Joint Marketing Agreement between Purchaser and Seller; (c) reimbursement of redemption expense, if applicable; and (d) compensation for expenses outlined in Section III.A. per Active Account per month. Interchange income will be calculated using the existing calculation from Seller’s credit card processing platform in which the interchange income is based on individual Account transactions and for all activity that takes place in the National Association BINs or ICAs (as applicable). If Seller provides all of the necessary information to Purchaser, Purchaser will disclose the monthly settlement amount to Seller for Seller’s review and approval. Seller must then provide its approval or disapproval within two (2) Business Days. If Seller approves the monthly settlement amount, then the monthly settlement amount will be paid to Seller within two (2) Business Days from the date Purchaser receives Seller’s approval of the monthly settlement amount. If Seller fails to provide Purchaser with its approval, Purchaser will reimburse Seller for the monthly settlement amount disclosed to Seller.

5.	Seller and Purchaser will each provide to the other settlement information via telephone, e-mail or fax, and if provided over the telephone, the parties will confirm the settlement information in writing by fax or e-mail. Purchaser and Seller will make available to each other employee contacts throughout their respective credit card account operations in order to facilitate settlement. The requirements of Section III.C. and the format of Exhibit B are subject to change as mutually agreed upon in writing by the parties pending further review and familiarity with Seller’s and Purchaser’s respective accounting operations. The accumulated settlement since the Conversion Date will be adjusted to reflect any mutually agreed-upon changes.

6.	Seller agrees that if it is unable to properly segment settlement information and applicable reporting materials for the Receivables, upon Purchaser’s request, Seller will manually segment the Accounts and provide to Purchaser the necessary information in accordance with the timeframes specified above.

7.	If either party fails to meet the settlement timeframes specified above, the other party will provide notice and starting on the sixth Business Day after the notice is provided may require the party who failed to meet the settlement timeframes to pay .0125% times the existing amount owed per day for each day past the settlement timeframes specified above until the amount is settled. Notwithstanding the foregoing, a party who fails to meet the settlement timeframes due to force majeure or an excusable delay will not be required to pay the additional amount so long as proper notice is provided pursuant to Sections IX.G. and H.
D.	Liability for Losses. Purchaser shall be liable for all losses that occur after the Acquisition Date on Accounts that are not Full Recourse Accounts nor are Ineligible Accounts.
IV. CONFIDENTIALITY
A.	Confidential Information. Both parties acknowledge that in performing their respective services under this Servicing Agreement, they may have access to, information or documentation of the other that is of a confidential and/or proprietary nature.
1.	“Confidential Information,” includes information of a confidential and/or proprietary nature that may be commercial information or information related to each party’s customers or consumers. Confidential Information includes, but is not limited to, the following, whether now in existence or hereafter created:
a.	All information marked as “confidential” or with similar designation; or information which the receiving party should, in the exercise of reasonable judgment, recognize to be confidential;

b.	All information protected by rights embodied in “know how,” trade secrets, and any other non-public intellectual property rights;

c.	All business, financial or technical information of either party and any of either party’s vendors (including, but not limited to credit card account numbers, and software licensed from third parties or owned by either party or its affiliates);

d.	Both parties’ marketing philosophy and objectives, promotions, markets, materials, financial results, technological developments and other similar proprietary information and materials; and

e.	Any and all information of or about customers of either party, of any nature whatsoever, and specifically including without limitation, the fact of the existence of a relationship or prospective relationship between the providing party and customer(s), all lists of customers, former customers, applicants and prospective customers and all personal or financial information relating to and identified with such persons (“Customer Information”).
f.	All notes, memoranda, analyses, compilations, studies and other documents, whether prepared by the disclosing party, the receiving party or others, which contain or otherwise reflect Confidential Information.
2.	Exceptions. Except for Customer Information, the term “Confidential Information” excludes any portion of such information that the receiving party can establish by clear and convincing evidence to have: (1) been publicly known without breach of this Servicing Agreement; (2) been known by the receiving party without any obligation of confidentiality, prior to disclosure of such Confidential Information; (3) been received in good faith by the receiving party, without any confidentiality restrictions, from a third-party source having the right to disclose such information; (4) has been independently acquired or developed without violating any of the receiving party’s obligations under this Servicing Agreement; (5) is required to be disclosed in the financial statements of the receiving party or its affiliates, to the extent required by applicable accounting principles, or in any regulatory filing; (6) is required to be disclosed to a National Association; or (7) is disclosed to its affiliates, auditors or counsel who have a need to know such information, provided that such affiliates, auditors or counsel agree to be bound by the provisions of this Article IV. If either party is required by a court or governmental agency having proper jurisdiction to disclose any Confidential Information, such party shall promptly provide to the other party notice of such request, if permitted by law, so that the other party may seek an appropriate protective order; provided, that either party may disclose Confidential Information to its regulatory governmental agency or to the relevant National Association, if required by the Operating Regulations of such National Association, without prior notice to the other party.
B.	Limited Use of Confidential Information and Survival of Obligations. Both parties agree now and at all times in the future that all such Confidential Information shall be held in strict confidence and disclosed only to those employees or agents whose duties reasonably require access to such information. The receiving party shall protect such Confidential Information using the same degree of care, but no less than due care, to prevent the unauthorized use, disclosure or duplication (except as required for backup systems) of such Confidential Information as the receiving party uses to protect its own confidential information. Both parties may use the Confidential Information only as necessary for performance hereunder and for no other use. Both party’s limited right to use the Confidential Information shall expire upon termination of this Servicing Agreement for any reason. Both party’s obligations of confidentiality and non-disclosure, however, shall survive beyond their duty to perform and shall survive termination or expiration of this Servicing Agreement.
C.	Data Security Policies and Procedures. Both parties shall establish data security policies and procedures to ensure compliance with this section that are designed to: (a) ensure the security and confidentiality of Customer Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and (c) protect against unauthorized access to or uses of such Customer Information that could result in substantial harm or inconvenience to any customer.
D.	Audit Obligations. Each party (the “Audited Party”) agrees to permit the other (the “Auditing Party”), using a mutually-acceptable third party auditor, to audit its compliance with this Article IV during regular business hours upon reasonable notice to the Audited Party. The Audited Party shall provide to the Auditing Party’s auditor copies of audits and system test results acquired by the Audited Party in relation to the data security policies and procedures designed to meet the requirements set forth above. Any audit performed hereunder shall be at the cost of the Auditing Party.
E.	Return or Destruction. The parties are required to develop appropriate security measures for the proper disposal and destruction of Confidential Information. Upon expiration of the receiving party’s limited right to use the Confidential Information, the receiving party shall return all physical embodiments thereof to the providing party or shall destroy or otherwise dispose of the Confidential Information in the manner requested by the providing party. The receiving party shall provide written certification to the other such

Confidential Information has been destroyed. Notwithstanding the forgoing, the receiving party may retain one archival copy of the Confidential Information, which may be used solely to demonstrate compliance with the provisions of this Article IV.

F.	Disclosure to Third Parties. If performance by either party, as the receiving party, requires or allows disclosure of the Confidential Information to any third parties, then such receiving party shall ensure that such third parties will have express obligations of confidentiality and non-disclosure, with regard to the Confidential Information, similar to the receiving party’s obligations hereunder. Liability for damages due to disclosure of the Confidential Information by any such third parties shall be with the receiving party.

G.	Security Breach. Purchaser and Seller each shall notify the other promptly following discovery or notification of any actual security breach of the information systems maintained by it. The party that suffers the security breach (the “Affected Party”) agrees to take action promptly, at its own expense, to investigate the actual security breach, to identify and mitigate the effects of any such security breach and to implement reasonable and appropriate measures in response to such security breach, including, but not limited to, immediate remedial action designed to prevent any future such occurrence. The Affected Party also will provide the other party with all reasonably available information regarding such security breach to assist that other party in implementing its information security response program, including, but not limited to, the actions taken by the Affected Party in response to such security breach. The Affected Party, to the extent required by Requirements of Law, shall notify affected customers of the security breach; provided, that, if the security breach relates to Customer Information of a Cardmember, Purchaser shall determine whether Purchaser or Seller will send any required notice and the content of any such notice. In either case, the Affected Party shall bear all costs related to any such notice. Except as may be strictly required by Requirements of Law, the Affected Party will not inform a third Person of any such security breach without the other party’s prior written consent; however, if such disclosure is required by Requirements of Law, Affected Party shall work with the other party regarding the content of such disclosure as to minimize any potential adverse impact upon the other party, its clients and customers.
V. COOPERATION WITH EXAMINATIONS
     In connection with a bona fide audit request by a regulatory authority having jurisdiction over the business of Purchaser and Purchaser’s affiliates, and to the extent permitted by Requirements of Law and subject to the confidentiality obligations of this Servicing Agreement, Seller shall provide to external auditors and personnel of Purchaser and Purchaser’s authorized affiliates, and examiners or agents from such regulatory body, all third-party audit reports and reports of independent public accountants of Seller. Seller shall grant such auditors, personnel, examiners and agents reasonable access to Seller (including, without limitation, to Seller’s records, systems, controls, processes and Seller’s Policies and Procedures) and to the data center from which Seller provides the Services for the purpose of performing audits or examinations of Seller or Seller’s affiliates, including, without limitation, any agency examination pursuant to the Bank Service Company Act or a National Credit Union Administration rule or regulation. Seller shall fully cooperate and provide to such auditors, personnel, examiners and agents, in a timely manner, all such assistance as they may reasonably require in connection with any such audit or examination. Purchaser shall provide Seller with a reasonable time period to complete the requests of the auditors and examiners subject to the requirements of any applicable regulatory authority. Purchaser shall pay for the direct incremental cost related to the Accounts of any such audits.
VI. REPRESENTATIONS, WARRANTIES AND COVENANTS
A.	Authority and Capacity. Each party to this Servicing Agreement warrants and represents to the other as to itself as follows: (1) it has the full power and authority to enter into this Servicing Agreement and to carry out its obligations hereunder, (2) the individual signing this Servicing Agreement on its behalf is duly authorized to do so, (3) there are no material actions, suits or proceedings pending or threatened against either party or its affiliates or subsidiaries which would adversely affect its ability to perform this Servicing Agreement and (4) the execution and performance of this Servicing Agreement by it will not violate its organizational documents or bylaws or any material contract or other instrument to which it is a party or by which it is bound.

B.	Assistance. To the extent reasonably possible, each party hereto agrees to cooperate with and reasonably assist the other, as requested, in order that the other may carry out its covenants, agreements, duties and responsibilities under this Servicing Agreement and in connection therewith shall execute and deliver all such papers, documents and instruments as may be necessary and appropriate in furtherance thereof.
C.	Notice of Breach. In the event of an anticipated breach of this Servicing Agreement, the breaching party agrees to immediately notify the non-breaching party of any failure or anticipated failure on its part to observe and perform any warranty, representation, covenant or agreement required to be observed and performed by it.
D.	Service Levels. Seller shall maintain, during the Interim Servicing Period, a staff adequate to perform Seller’s duties hereunder, so that there is no interruption to Cardholders related to the sale of Accounts.
VII. INDEMNIFICATION
A.	Indemnification of Purchaser by Seller. Seller agrees to indemnify and hold Purchaser, its affiliates and its officers, directors, employees and permitted assigns harmless from and against any and all claims, proceedings, suits, damages, liability, loss, costs, charges and expenses or liability of every nature, kind and description whatsoever incurred or suffered by Purchaser by reason of, resulting from or arising directly or indirectly out of any of:
1.	Seller’s performance of its obligations under this Servicing Agreement affecting or alleged to affect Persons not related to the parties hereto;

2.	Any misrepresentation or breach of any representation, warranty or covenant of Seller contained herein or in any document or instrument delivered by Seller hereunder;

3.	Any fraudulent or dishonest act by Seller, its affiliates, agents or representatives related to this Servicing Agreement; and

4.	Seller’s failure to comply with applicable Requirements of Law relevant to this Servicing Agreement.
Seller shall be liable for reasonable attorneys’ fees and expenses incurred by Purchaser, but only if the same are incurred in connection with claims, demands, proceedings or suits asserted by Persons not related to the parties hereto.

B.	Indemnification of Seller by Purchaser. Purchaser agrees to indemnify and hold Seller, its affiliates and its officers, directors, employees and permitted assigns harmless from and against any and all claims, proceedings, suits, damages, liability, loss, costs, charges and expenses or liability of every nature, kind and description whatsoever incurred or suffered by Seller by reason of, resulting from or arising directly or indirectly out of any of:
1.	Purchaser’s performance of its obligations under this Servicing Agreement affecting or alleged to affect Persons not related to the parties hereto;

2.	Any misrepresentation or breach of any representation, warranty or covenant of Purchaser contained herein or in any document or instrument delivered by Purchaser hereunder;

3.	Any fraudulent or dishonest act of Purchaser, its affiliates, agents or representations related to this Servicing Agreement; and

4.	Purchaser’s failure to comply with applicable Requirements of Law relevant to this Servicing Agreement.

Purchaser shall be liable for reasonable attorneys’ fees and expenses incurred by Seller, but only if the same are incurred in connection with claims, demands, proceedings or suits asserted by Persons not related to the parties hereto.

C.	Limitation on Liability. Except as otherwise provided in this Servicing Agreement neither party shall be liable to the other party for lost profits, exemplary, punitive, special, incidental, indirect or consequential damages suffered by the other party (except any such damages payable by an indemnified party to Persons not related to the parties hereto).

D.	Indemnification Procedures. The Indemnified Party will notify the Indemnifying Party in a reasonably prompt manner of any claim that is asserted and each action or suit that is filed or served (any of the foregoing being a “Claim”) for which the Indemnified Party is seeking indemnification pursuant to this Section IX.D. The Indemnifying Party may thereafter assume control of such Claim, provided, that the Indemnified Party will have the right to participate in the defense or settlement of such Claim. Neither the Indemnifying Party nor the Indemnified Party may settle such Claim or consent to any judgment with respect thereto without the consent of the other party hereto (which consent may not be unreasonably withheld or delayed). The Indemnified Party will provide the Indemnifying Party with a reasonable amount of assistance in connection with defending or settling any such Claim.
VIII. TERMINATION
     This Servicing Agreement will terminate with respect to the servicing of the Accounts on the Conversion Date for each such Account, or prior to the Conversion Date in the event of either termination of the Purchase Agreement and repurchase by Seller of the Assets to be Sold after the Acquisition Date and prior to payment of the Preliminary Purchase Price, or the occurrence of a Service Transfer Event, as defined in Section VIII.A. below.
A.	The occurrence of any one or more of the following events shall constitute a Service Transfer Event hereunder:
1.	National Association Termination. Seller’s membership with the National Association under which the Accounts have been opened is terminated or an event shall occur that, under the terms of such membership, would constitute, or, upon the passage of time or the giving of notice or both, would constitute, an event of default thereunder;

2.	Bankruptcy; Receivership. (a) Any governmental authority shall: (i) adjudicate Seller a debtor in bankruptcy; (ii) appoint a trustee or receiver for all or a substantial part of the property of Seller; (iii) approve a petition for bankruptcy or reorganization pursuant to federal bankruptcy law for Seller; (b) Seller shall make an assignment for the benefit of creditors, or make an admission of inability to pay its debts generally as they become due; or (c) the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other governmental authority having jurisdiction over Seller shall assume control of or appoint a conservator or receiver for all or substantially all of the assets of Seller;

3.	Breach of Agreement. The material failure to perform the Services as provided for herein or in the Purchase Agreement or any other material breach by Seller of any provision of this Servicing Agreement, or of any provision in the Purchase Agreement governing performance by Seller in connection with its obligations as a “Servicer” of the Accounts; provided that Purchaser has provided Seller with at least ten (10) days prior written notice and Seller fails to cure such breach within ten (10) days after such notification;

4.	Breach of Representations and Warranties. Any material breach of Seller’s representations and warranties contained herein; or

5.	Breach of Confidentiality Requirements. Any breach by Seller of its obligations under Section IV.

B.	Replacement of Seller as Servicer. In the event a Service Transfer Event shall have occurred hereunder, Purchaser is permitted, in its sole discretion, to designate another entity who will act as the servicer hereunder in the place of Seller (a “Replacement Servicer”) or to assume servicing of the Accounts. Such designation will become effective on the date specified by Purchaser to Seller in writing. Seller will comply in good faith with Purchaser’s reasonable requests in ensuring that the Replacement Servicer is provided unrestricted access to or given possession of the Account documentation, whichever the case may be. Seller shall be solely responsible for any costs or expenses it incurs in connection with such Service Transfer Event and the replacement of Seller as Servicer. Seller shall also provide prompt and reasonable access to the Replacement Servicer to the Account documentation and all computer files, magnetic tapes and any and all other media of any nature, kind and description whatsoever related specifically to the Accounts or Receivables, to assure a smooth and prompt transition of Services hereunder. Purchaser’s exercise of its rights under this Section VIII.B. shall not affect its right to assess and recover damages from Seller or to invoke its rights of indemnification.
IX. ADDITIONAL CONTRACT PROVISIONS
A.	Successors and Assigns. This Servicing Agreement benefits and binds the parties hereto and their respective successors and assigns. Neither party will assign this Servicing Agreement without the written consent of the other party and any attempted assignment without consent of the other party will be null, void and without any effect whatsoever. Notwithstanding the foregoing, either party may assign its rights and delegate any of its duties under this Servicing Agreement to an affiliate or subsidiary of such party provided that such assignment may not be effected to relieve the assignor of its obligations under this Servicing Agreement.
B.	Survival of Obligations, Rights and Remedies. In addition to the survival of specific clauses as set forth in the terms of this Servicing Agreement, the obligations and remedies of the parties set forth in Sections II.A.14.g., IX.C., IX.J., and IX.L. and Articles IV., V., VI. and VII. of this Servicing Agreement and all rights and obligations of either party which may have arisen or accrued prior to termination shall survive termination of the Servicing Agreement.
C.	Notices. All communications or notices required or permitted under this Servicing Agreement shall be deemed to have been given on the date when (i) delivered in person or by a nationally recognized overnight delivery service, (ii) sent via telecopy transmission to the telecopy number specified below with a hard copy sent via first class mail the following day, or (iii) deposited in the United States mail, postage prepaid, and addressed as follows:

1. If to the Purchaser, to:	Elan Financial Services
777 E. Wisconsin Avenue – 6th Floor
Milwaukee, WI 53202
Attention: Credit Card Portfolio Acquisition Manager
Telecopy No. 414-765-6134

With a copy to:	Elan Financial Services
800 Nicollet Mall, BC-MN-H21N
Minneapolis, MN 55402
Attn: Retail Payment Solutions Counsel
Telecopy No. 612-303-7888

If to the Seller, to:	Columbia River Bank
401 East Third Street, Suite 200
The Dalles, OR 97058
Attn:Brian Devereux
Each party may change its address or telecopy number for communications and notices hereunder by written notice to the other party hereto.

D.	Severability. Whenever possible, each provision of this Servicing Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Servicing Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Servicing Agreement.

E.	Waivers. Either Seller or Purchaser may, by written notice to the other (a) waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder; and (b) waive or modify performance of any of the allegations of the other hereunder. The waiver by either party hereto of a breach of any provisions of this Servicing Agreement shall not operate or be construed as a waiver of any other subsequent breach.

F.	Entire Agreement; Amendment. This Servicing Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to servicing of the Accounts during the Interim Servicing Period and supersede all prior agreements with respect thereto. This Servicing Agreement may be amended and any provisions hereof waived, but only in writing signed by the parties.

G.	Disaster Recovery; Force Majeure. Throughout the term of this Servicing Agreement, Seller must maintain a disaster recovery plan and the capacity to execute the plan, which at a minimum, must conform to generally accepted industry standards and comply with Requirements of Law. If Seller’s performance of its obligations under this Servicing Agreement is prevented, restricted or delayed by reason of events beyond its reasonable control (including, without limitation, acts of God, fire, explosion, public utility failure, accident, floods, blockades, embargoes, epidemics or pandemics, anthrax or other biological or chemical attacks, war, terrorist attacks, nuclear disaster or riot), then Seller must use its best efforts to meet its obligations as set forth in this Servicing Agreement including implementation of Seller’s disaster recovery plan in a manner that is as favorable to the Accounts as to Seller’s other products. Seller must promptly and in writing advise Purchaser if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes) that appear likely to affect the ability of Seller to perform any of its obligations under this Servicing Agreement in whole or in part. If Seller is unable to promptly resume any performance under this Servicing Agreement pursuant to its disaster recovery plan or otherwise, Purchaser will use commercially reasonable efforts to assist Seller to restore Seller’s performance under this Servicing Agreement, and in that event all of Purchaser’s additional costs and expenses related to Purchaser’s efforts shall be reimbursed by Seller. Notwithstanding the foregoing, Seller will not be excused from performance under this provision to the extent that compliance with Seller’s disaster recovery plan would have reasonably been expected to avoid any nonperformance. Seller agrees that, during the term of this Servicing Agreement, it will maintain a commercially reasonable disaster recovery plan, and will not make any changes to such disaster recovery plan that would reasonably be expected to have an adverse effect on Seller’s obligations under this Servicing Agreement without the prior written approval of the Purchaser, which approval will not be unreasonably withheld or delayed.

H.	Excusable Delay. Any delay in the performance by either party hereto of its obligations hereunder shall be excused when such delay in performance is due to any cause or event beyond the reasonable control of such party; provided, however, that written notice thereof must be given by such party to the other party within thirty (30) days after the occurrence of such cause or event.

I.	Headings. The headings contained herein are included solely for reference purposes only and shall not be deemed to have any substantive effect.

J.	Governing Law. This Servicing Agreement shall be construed in accordance with the laws of the State of Minnesota, without regard to its conflict of laws principles. Any action brought by Seller to enforce any rights under this Servicing Agreement shall be brought in federal or state court in Minneapolis, Minnesota. Any action brought by Purchaser to enforce any rights under this Servicing Agreement shall be brought in federal or state court in The Dalles, Oregon.

K.	Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties. The duties and responsibilities of Seller shall be rendered by the Seller as an independent contractor and not as an agent of Purchaser. Seller shall have full control of all of its acts, doings, proceeding, relating to or requisite in connection with the discharge of its duties and responsibilities under this Servicing Agreement.
L.	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SERVICING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Servicing Agreement as of the Effective Date.

PURCHASER	SELLER

U.S. Bank National Association ND,	Columbia River Bank
d/b/a Elan Financial Services

By:	By:

Title:	Title:

EXHIBIT A
DEFINITIONS
All terms used herein and not otherwise specifically defined in the text of the Servicing Agreement shall have the meanings set forth below.
1.	“Account” means Seller’s revolving lines of credit issued to individuals and Business Entities and accessed through the use of a Credit Card bearing the marks of a National Association as well as all balances on those accounts, which Purchaser acquired and has not been repurchased by Seller.

2.	“Account Benefits” means the ancillary benefits available to Cardholders, including but not limited to credit insurance, debt cancellation programs, and rewards programs, which benefits may be offered to Cardholders by Seller or a third party who has contracted with Seller to provide such services or, after the Acquisition Date, by Purchaser or a third party who has contracted with Purchaser to provide such services.

3.	“Acquisition Date” means the date first stated above on which the sale, purchase and assignment of the Accounts to be Sold was consummated.

4.	“Active Account” shall have the meaning set forth in Section III.A.

5.	“Affected Accounts” shall have the meaning set forth in Section II.J.

6.	“Affected Party” shall have the meaning set forth in Section IV.G.

7.	“Business Day” shall mean any day (other than Saturday, Sunday or legal holiday in North Dakota) in which national banks are permitted to be open in North Dakota.

8.	“Business Entity” or “Business Entities” means a business organization, including but not limited to a municipality, governmental agency, partnership, corporation, limited liability company or sole proprietor.

9.	“Cardholder” means a party who holds a Credit Card that accesses an Account.

10.	“Credit Card” means the device used to access an Account.

11.	“Conversion Date” shall mean a date, after the Acquisition Date, mutually agreed to by the parties, on which the Accounts are transferred to Purchaser’s systems.

12.	“Cut-Off Time” means the time of the close of processing on the Conversion Date by Seller or Seller’s processor.

13.	“Effective Date” shall mean the date first set forth in the introductory paragraph of the Servicing Agreement

14.	“Full Recourse Account” shall mean an Account with respect to which Seller has agreed to assume all risk of credit, fraud or other loss and indemnify and hold Purchaser harmless from any loss, claim or damage arising from, or relating to such Account.

15.	“Interim Servicing Period” shall mean the period of time between the Acquisition Date and the Conversion Date.

16.	“National Association” means, Visa and MasterCard and such other national card association with respect to which Purchaser may become an issuer during the term of this Servicing Agreement.

A-

17.	“Receivables” means the net amount, including interest, fees, and any other charges owed by a Cardholder to Seller on the Cardholder’s Account, of any credit balance in favor of the Cardholder and less disputed items as recorded in the periodic statement of such Account most recently rendered prior to the Cut-Off Time, plus all debits and less any credits properly posted to such Account pursuant to the terms of the Cardholder Agreement on or before the Cut-Off Time.

18.	“Replacement Servicer” means Purchaser’s right, in its sole discretion, to appoint a Servicer to replace Seller upon the occurrence of a Service Transfer Event.

19.	“Reward Card Accounts” shall have the meaning as set forth in Section II.G.2.

20.	“Requirements of Law” means, with respect to any party to this Servicing Agreement, any law, ordinance, statute, treaty, rule, judgment, regulation or other determination or finding of any arbitrator or governmental authority applicable to or binding upon a party or to which a party is subject, whether federal, state, county, local or otherwise (including, without limitation, usury laws, the Bank Secrecy Act, the Federal Truth-In-Lending Act, the Fair Debt Collection Practices Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the National Bank Act, the Gramm-Leach-Bliley Act, the USA PATRIOT Act, and Regulations B, E, P and Z of the Board of Governors of the Federal Reserve System).

21.	“Seller’s Policies and Procedures” means Seller’s policies and normal, day-to-day operating procedures and practices in compliance with Seller’s policies and Seller’s normal financial accounting guidelines for the conduct of the business of issuing credit cards, all existing as of the execution of this Servicing Agreement that are in use by Seller for all of Seller’s credit card portfolio without regard to ownership of the Accounts, as modified from time to time.

22.	“Services” shall mean all services to be provided to Purchaser by Seller, or Seller’s third party vendor, pursuant to this Servicing Agreement.

23.	“Service Transfer Event” shall have the meaning set forth in Section VIII.A.

24.	“Weekly Settlement Statement” shall have the meaning set forth in Section III.C.2.

A-

[To Be Used if Processor is Fidelity]
EXHIBIT B
FORM OF WEEKLY SETTLEMENT STATEMENT

Debits	Credits
Beginning Balance
Posted Transactions
Excluded Accounts
Recovery
Return Check Charge
Finance Charge
Cash Advance
Annual Fees
Annual Fee Reversal
Delinquent Charge (Late Fee)
Delinquent Charge (Overlimit Fee)
Insurance Premium
Miscellaneous Fees
Cash Advance Fee Reversal
Service Charge Reversal
Service Charge Adjustment
Auto-Charge-Off Purchaser
Small Bal w/o
Other
Charge-Offs – Recourse
Net Change
Calculated Ending
Ending Balance

[To Be Used if Processor is FDR or another processor]
EXHIBIT B
FORM OF WEEKLY SETTLEMENT STATEMENT

Debits	Credits
Beginning Balance
Net Sales
Net Returns
Net Cash Advances
Net Payments
Posted Transactions
Charge-Offs Seller
Return Check Charge
Finance Charge
Cash Advance
Annual Fees
Annual Fee Reversal
Delinquent Charge (Late Fee)
Delinquent Charge (Overlimit Fee)
Insurance Premium
Miscellaneous Fees
Cash Advance Fee Reversal
Service Charge Reversal
Service Charge Adjustment
Auto-Charge-Off Purchaser
Small Bal w/o
Other
Loan Loss Reserve
Net Change
Calculated Ending
Ending Balance
Interchange